UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 30, 2009

CENTERLINE HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-13237	13-3949418
(Commission File Number)	(I.R.S. Employer Identification No.)

625 Madison Avenue, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 317-5700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2009, Centerline Holding Company (the “Registrant”) and Centerline Capital Group Inc. (together with the Registrant, the “Borrowers”) entered into a third amendment (the “Amendment”) to the Amended and Restated Revolving Credit and Term Loan Agreement (the “Credit Agreement”), dated as of December 19, 2008, with the Guarantors listed on Schedule 1 thereto (the “Guarantors”), the Lenders named therein, Bank of America, N.A. as issuing bank and as administrative agent, Banc of America Securities, LLC and Citicorp USA Inc., as co-lead arrangers, and Banc of America Securities, LLC as book manager. The Amendment will (a) extend the maturity date of the Term Loan from December 31, 2009 until January 15, 2010; (b) approve a termination agreement with respect to the Registrant’s office space located in Jersey City, New Jersey; (c) waive the Registrant’s compliance with specified net worth (until January 15, 2010) and financial ratio covenants; (d) add covenants prohibiting the distribution of proceeds to certain entities in which members of the Registrant’s management have an interest; (e) permit the payment of retention bonuses to employees subject to specified limitations; (f) restrict use of the Revolving Portion without the consent of the Required Lenders until the Registrant delivers a 2010 budget satisfactory to the Administrative Agent; and (g) modify certain reporting requirements.  The Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of such agreement.  Capitalized terms used but not defined herein have the meanings specified in the Credit Agreement.

Item 9.01.  Financial Statements and Exhibits

(a)	Financial Statements

Not Applicable.

(b)	Pro Forma Financial Information

Not Applicable.

(C)	Exhibits

Exhibit 10.1.  Third Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 30, 2009, by and among Centerline Holding Company, Centerline Capital Group Inc., the Guarantors listed on Schedule 1 thereto, the Lenders named therein, Bank of America, N.A. as issuing bank and as administrative agent, Banc of America Securities, LLC and Citicorp USA, Inc., as co-lead arrangers and Banc of America Securities, LLC as book manager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERLINE HOLDING COMPANY (Registrant)

January 6, 2010	By:	/s/ Robert L. Levy
		Name:	Robert L. Levy
		Title:	Chief Financial Officer